Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2013, with respect to the combined financial statements of Tranquillity at Fredericktowne, Inc. and Tranquillity at Fredericktowne Limited Partnership included in the CNL Healthcare Properties, Inc. (formerly known as CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated December 21, 2012, and incorporated by reference in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-168129) and related prospectus supplement of CNL Healthcare Properties, Inc. for the registration of 300,000,000 shares of its common stock.

/s/ Walker Healthcare Services Group

Roanoke, Virginia

April 4, 2013